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                                                                  EXHIBIT 99.1
                                                                 PRESS RELEASE


RESTORATION HARDWARE, INC. ANNOUNCES SENIOR MANAGEMENT CHANGES

THOMAS LOW, CFO RESIGNS; CHRIS BAER JOINS AS VP HUMAN RESOURCES

CORTE MADERA, Calif., March 20 /PRNewswire/ -- Restoration Hardware, Inc. (Nasdaq: RSTO - news) today announced that Mr. Thomas Low, Senior Vice President, Chief Financial Officer and Secretary has resigned from the Company, effective March 31, 2000. Mr. Low is leaving the Company to pursue other business interests. Mr. Walter Parks, Executive Vice President and Chief Administrative Officer will assume Mr. Low's responsibilities.

The Company is very pleased to announce that Christine M. Baer is joining Restoration Hardware on April 3, 2000 as Vice President, Human Resources. Ms. Baer will be responsible for all human resource activities. She will report to Chairman and Chief Executive Officer, Stephen Gordon. Ms. Baer was most recently Vice President, Human Resources for Jamba Juice Company from 1995 to March 2000. Prior to that, she was Director, Human Resources for the corporate office staff of The Limited from 1993 to 1995, and was Director of Human Resources for Contempo Casuals from 1989 to 1993.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to the Company's plans to open additional stores, the results of strategic initiatives, the anticipated performance of new stores, the impact of competition and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or the Company's achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, competition for and the availability of sites for new stores, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Quarterly Results of Operations and Seasonality" and "Liquidity and Capital Resources" and in "Business" under the captions "Business Strategy," "Competition" and "Government Regulation." The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.